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                                                            Exhibit 99.23(d)(iv)

                        ADDENDUM TO MANAGEMENT AGREEMENT
                    BETWEEN LORD ABBETT SERIES FUND, INC. AND
                             LORD, ABBETT & CO. LLC
                      DATED JUNE 10, 1992 (THE "AGREEMENT")


     Effective May 1, 2004, Lord, Abbett & Co. LLC and Lord Abbett Series Fund, Inc. (the "Corporation") on behalf of a series of the Corporation, Growth Opportunities Portfolio ("Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be reduced from .90 of 1% of the value of the Fund's average daily net assets to the following schedule:

          .80 of 1% of the first $1 billion of average daily net assets. .75 of 1% of the next $1 billion, and .70 of 1% of the next $1 billion, and .65 of 1% of assets over $3 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                           LORD, ABBETT & CO. LLC


                     By:   /s/ PAUL A. HILSTAD
                           -------------------
                           Paul A. Hilstad, Partner


                           LORD ABBETT SERIES FUND, INC.
                           (on behalf of Growth Opportunities Portfolio)


                     By:   /s/ CHRISTINA T. SIMMONS
                           ------------------------
                           Christina T. Simmons,
                           Vice President and Assistant Secretary


Dated: March 1, 2004